Exhibit 99.1

loanDepot Announces Leadership Transition

Anthony Hsieh, loanDepot Chairman of the Board, Returns to Company Executive Team in Originations Leadership Role

Hsieh Will Become Executive Chairman of Mortgage Originations; CEO Frank Martell Will Transition to Board Advisory Role in June

Search for a Successor to Martell Is Underway

IRVINE, Calif.—March 6, 2025 – loanDepot, Inc. (NYSE: LDI) (together with its subsidiaries, “loanDepot” or the “Company”), a leading provider of products and services that power the homeownership journey, today announced a Board- and executive-level leadership transition. Company Founder, Chairman of the Board, and controlling shareholder Anthony Hsieh rejoins the loanDepot executive leadership team as Executive Chairman of Mortgage Originations, while Frank Martell has stepped down from his current posts, effective at the Company’s annual stockholder meeting on June 4, and will transition to a Board advisory role at that time.

The Board plans to engage an executive search firm to conduct a CEO search during Martell’s transition period. If a permanent CEO has not been appointed by the time Martell’s resignation is effective on June 4, Hsieh will serve as interim CEO until a new CEO is appointed.

“We are deeply grateful for Frank's steadfast leadership over the past three years and during this transition,” said loanDepot Board member and Chair of the Nominating and Corporate Governance Committee Pam Patenaude. “During Frank's tenure, loanDepot successfully implemented the Vision 2025 strategic plan which stabilized the company during a turbulent mortgage market, significantly reduced costs, and made important investments for the future. We are very fortunate that a leader of Anthony's caliber is available to help guide the Company as we search for a new CEO. He built the company from the ground up, and there is no one with more passion and energy for loanDepot than Anthony.”

A respected industry veteran and lifelong entrepreneur, Hsieh founded loanDepot in 2010 with the goal of providing a seamless mortgage experience focused on efficiency, care and customer delight. As the architect of mello® – the Company’s proprietary software platform – Hsieh is also a proven innovator who knows how to use technology to drive originator ease, satisfaction, and competitive advantage.

Hsieh said, “We are grateful to Frank for his leadership during this pivotal time and wish him all the best. loanDepot is a special company with unique potential – and I am all in as we work together to drive a new era of growth and innovation while continuing to delight customers in everything we do.”

“I’m ready to roll up my sleeves to do the hard work with our origination teams – and Team loanDepot at large – as we build upon the terrific foundation that’s been set here,” continued Hsieh. “By working together, challenging the status quo and innovating, we can position our beloved Company for greatness – even in the face of a very protracted and challenging market cycle.”

Martell added, “It has been my distinct privilege to be part of Team loanDepot for the past three years and to lead the company through such an unprecedented and challenging market cycle. I am so proud of all that we accomplished together. With the key priorities of Vision 2025 successfully completed, now is the right time to welcome a new CEO for loanDepot’s next chapter. I look forward to the Company’s future success as a big fan of Team loanDepot and a significant shareholder.”

As previously announced, loanDepot will release its year-end and fourth quarter 2024 financial results on March 11 after market close and host a conference call and live webcast at 5:00 p.m. ET.

Forward-Looking Statements
This press release may contain “forward-looking statements,” which reflect loanDepot’s current views with respect to, among other things, our business strategies, leadership transitions and our drive of a new era of growth and innovation. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “outlook,” “potential,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of Project North Star and the success of other business initiatives; our ability to achieve run-rate profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to reach a definitive settlement agreement related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the “Risk Factors” section of loanDepot, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot:
At loanDepot (NYSE: LDI), we know home means everything. That’s why we are on a mission to support homeowners with a suite of products and services that fuel the American Dream. Our portfolio of digital-first home purchase, home refinance and home equity lending products make homeownership more accessible, achievable, and rewarding, especially for the increasingly diverse communities of first-time homebuyers we serve. Headquartered in Southern California with local market offices nationwide, loanDepot and its sister real estate and home services company, mellohome, are dedicated to helping customers put down roots and bring dreams to life – all while building stronger communities and a better tomorrow.

LDI-IR

Investor Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Strategic Communications and Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com